UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2023

SOLUNA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40261	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension Albany, New York	12205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 216-9257

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SLNH	The Nasdaq Stock Market LLC
9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share	SLNHP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Compensatory Arrangements of Certain Officers

On November 20, 2023, the Board of Directors (the “Board”) of Soluna Holdings, Inc. (the “Company”) approved and entered into an Amended and Restated Employment Agreement with John Belizaire, the Company’s CEO, and an amendment to the employment agreement with Michael Toporek, the Company’s Executive Chairman.

John Belizaire Amended and Restated Employment Agreement

Pursuant to the Merger with Soluna Callisto, Soluna Computing, Inc. (“SCI”) and John Belizaire entered into an employment agreement, dated as of October 29, 2021, pursuant to which Mr. Belizaire would serve as President and Chief Executive Officer of SCI. The employment agreement provided for an initial term beginning on October 29, 2021, the effective date of the Merger, and ending 36 months thereafter and, unless either party provides written notice that the agreement will not be renewed, would be automatically renewed for an additional 12-month period on the third and each subsequent anniversary date of the effective date of the Merger. Mr. Belizaire assumed the additional role of Chief Executive Officer of the Company on May 1, 2023. Pursuant to the Amended and Restated Employment Agreement dated November 20, 2023 (the “Belizaire Amended Agreement”), Mr. Belizaire agreed to continue to serve as our Chief Executive Officer for an initial term beginning as of May 1, 2023, and continuing through December 31, 2027, to be extended automatically for successive one-year periods, in consideration for a retroactive (to May 1, 2023) cash adjustment of his prior base salary through to the date of the Amended Agreement and a base salary thereafter of $450,000, which will be subject to annual cost of living adjustments and annual review by the Board or the Compensation Committee and may be increased from time to time by the Board or the Compensation Committee (“Belizaire Base Salary”). The Belizaire Amended Agreement provides for annual performance bonuses under the Executive Bonus Plan based on achievement of Key Performance Objectives; and eligibility for employee benefit plans in effect until Mr. Belizaire’s employment with the Company is terminated.

Pursuant to the Belizaire Amended Agreement, if Mr. Belizaire is terminated for any reason other than termination without cause or resignation for good reason, he is entitled to receive (i) a lump sum payment in the amount equal to the sum of Mr. Belizaire’s earned but unpaid Belizaire Base Salary through the date of termination, (ii) his earned but unpaid Annual Performance Bonus for the calendar year preceding the date of termination, (iii) his earned but unpaid Annual Performance Bonus for the current calendar year as though the key performance objectives were achieved, (iv) his accrued but unused vacation days as of the date of termination, (v) reimbursement for any unreimbursed business expenses incurred through the date of termination, and (vi) any other benefits or rights Mr. Belizaire will have accrued or earned through his date of termination under the terms of any employee benefit plan. Additionally, if Mr. Belizaire is terminated without cause or he resigns for good reason, subject to satisfaction of certain release conditions, he will also be entitled to coverage under any health insurance plan covering Mr. Belizaire for 18 months after the termination of his employment, six months of his then-current Belizaire Base Salary, both paid in a single lump sum in cash on the first regular Company payroll date next following the 60th calendar day following the date of termination.

Amendment to Michael Toporeck’s Employment Agreement

Mr. Toporeck’s Employment Agreement was amended to provide that subsequent to May 1, 2023, he will serve as Executive Chairman (as opposed to CEO), to provide an expiration of the agreement on May 1, 2028, to remove the provisions regarding Long-Term Incentive Awards and Future Performance Awards from the Employment Agreement and to increase the payment for termination without cause or resignation for good reason from one year to three years.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement dated November 20, 2023 with John Belizaire
10.2	Amendment No. 1 to Employment Agreement with Michael Toporeck
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLUNA HOLDINGS, INC.

Date:	November 29, 2023	By:	/s/ David Michaels
David Michaels Chief Financial Officer (principal financial and accounting officer)